Exhibit 10.1

RURAL/METRO CORPORATION

RESTRICTED STOCK UNITS AGREEMENT

(FOR ELIGIBLE EMPLOYEES)

(UNDER THE 2008 INCENTIVE STOCK PLAN)

THIS RESTRICTED STOCK UNITS AGREEMENT (“Agreement”) is dated this 12th day of July, 2010 (the “Grant Date”), between Rural/Metro Corporation, a Delaware corporation (the “Company”), and Michael P. DiMino (the “Grantee”).

RECITALS:

The Company has adopted the Rural/Metro Corporation 2008 Incentive Stock Plan, as such plan may subsequently be modified, amended, or supplemented (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part of this Agreement. All capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.

The Committee has determined that it is in the best interests of the Company and its stockholders to grant certain Restricted Stock Units to Grantee pursuant to the Plan and this Agreement, as an inducement for Grantee to continue to serve as an Employee of the Company and to provide Grantee with a proprietary or financial interest in the future of the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. Subject in all respects to the terms, conditions, and provisions of this Agreement and the Plan, the Company hereby grants to Grantee 27,383 Restricted Stock Units (the “RSUs”). Each RSU shall represent Grantee’s contingent right to receive one share of the Company’s Common Stock.

2. Vesting and Issue Dates. Subject to Sections 4 and 5, the RSUs shall be earned based upon the attainment of certain performance goals set forth on Schedule A attached to this Agreement and, if earned, shall vest according to Schedule B attached to this Agreement. The “Issue Date” for each RSU shall be (a) the date on which such RSU vests in accordance with this Section 2 (the “Vesting Date”) or, (b) if Grantee is eligible to (and does) make a timely deferral election under one of the Company’s non-qualified Deferred Compensation Plans, the payment date elected under that non-qualified Deferred Compensation Plan. Upon the occurrence of the Issue Date, the Company shall issue to the Grantee one share of Common Stock with respect to each RSU in accordance with Section 3.

3. Issuance of Shares.

(a) Issue Date Same as Vesting Date. If the Issue Date is the same as the Vesting Date, the Secretary of the Company shall issue or cause to be issued to the Grantee (or permitted transferee), in the calendar year during which such RSUs vest, a certificate or certificates (or such other evidence of ownership as may be permitted by the Bylaws) for the number of shares of Common Stock issuable on that Issue Date, less any applicable tax and other withholding amounts (unless applicable taxes and other withholdings are satisfied by other means under Section 8).

(b) If RSUs Are Deferred. If the Issue Date is not the same as the Vesting Date, the Secretary of the Company shall issue or cause to be issued to the Grantee (or permitted transferee), (i) within ninety (90) days of the deferred payment date (provided that if such ninety- (90-) day period begins in one calendar year and ends in another, the Grantee shall not have the right to designate the calendar year of payment) or (ii) within the first thirty (30) days of the seventh (7th) month following the month of the Grantee’s Separation from Service, if (A) the deferred payment date is the Grantee’s Separation from Service, (B) the Grantee is a Specified Employee at the time of his Separation from Service, and (C) the issuance of RSUs does not qualify for an exception from the definition of a “deferral of compensation” (within the meaning of Code Section 409A), a certificate or certificates (or such other evidence of ownership as may be permitted by the Bylaws) for the number of shares of Common Stock issuable on that Issue Date, less any applicable tax and other withholding amounts (unless applicable taxes and other withholdings are satisfied by other means under Section 8).

(c) Other Matters. Delivery of certificates shall be effected for all purposes when the Company’s stock transfer agent shall have deposited such certificates in the United States mail, addressed to the Grantee. The Company, however, shall not be liable to the Grantee (or permitted transferee) for damages relating to any delays in issuing the certificate(s) to the Grantee (or permitted transferee), any loss of the certificate(s), or any mistakes or errors in the issuance of the certificate(s) or in the certificate(s) themselves. The certificates shall be issued for a whole number of shares only. Any fractional share resulting from the vesting of such RSU or otherwise shall be rounded up to the next full share as of such Issue Date.

4. Effect of Termination of Service with the Company. Except as otherwise provided in the Grantee’s written employment agreement or another written agreement with the Company, if any, and except as set forth in Section 5(a), (a) if the Grantee’s Service with the Company is terminated by the Company without Cause or by the Grantee for Good Reason (as such terms are defined in Section 8(g) of the Executive Employment Agreement entered into as of May 20, 2010 (as amended from time to time), by and between Grantee and the Company), then any earned (no longer subject to performance conditions) but unvested RSUs shall continue to vest for a period of six (6) months after the Grantee’s date of termination, on which date any earned RSUs remaining unvested shall be forfeited, and any unearned RSUs (still subject to performance conditions) shall be forfeited as of the date of such termination; (b) if the Grantee’s Service with the Company is terminated by the Grantee without Good Reason or if the Company terminates the Grantee’s Service for Cause, then all unvested (whether earned or unearned) RSUs held by the Grantee shall immediately expire and be forfeited as of the commencement of business on the date of such termination; (c) if the Grantee’s Service with the Company is terminated as the result of the Grantee’s Disability or death, then all earned but unvested RSUs held by the Grantee shall become fully and immediately vested as of the date of such termination and fifty percent (50%) of outstanding unearned RSUs will be deemed earned and shall become fully and immediately vested as of the date of such termination and the remaining fifty percent (50%) of outstanding unearned RSUs shall be forfeited; and (d) if the Grantee’s Service with the Company is terminated as a result of the Grantee’s Retirement, then any earned but unvested RSUs held by the Grantee shall continue to vest for a period of one (1) year after such termination, on which date the unvested portion of any earned RSUs remaining unvested shall be forfeited, and any unearned RSUs shall be forfeited as of the Grantee’s date of termination.

5. Change in Control; Tender Offer.

(a) Termination of Service in Connection with a Change of Control. Notwithstanding Sections 2 and 4, as provided in the Grantee’s written Change of Control Agreement with the Company, effective June 1, 2010 (as amended from time to time), to the extent that the Acquiror either assumes the Company’s obligations under this Agreement when the Change of Control is consummated and/or substitutes for the RSUs granted pursuant to this Agreement substantially equivalent awards for the Acquiror’s securities for some or all of the RSUs outstanding under this Agreement when the Change of Control is consummated, this Agreement or such substituted awards shall remain in full force and effect and shall continue to vest as though the Change of Control did not occur. In such a case, if the Grantee’s Service with the Company is terminated by the Company without Cause or by the Grantee for Good Reason (as defined in Section 6 of the Change of Control Agreement, effective June 1, 2010 (as amended from time to time), by and between Grantee and the Company) within two (2) years after the occurrence of a Change of Control, then all RSUs, whether earned or not, held by the Grantee pursuant to this Agreement shall become fully and immediately vested. The acceleration of vesting and deemed earning of RSUs pursuant to this Section 5(a) shall not occur if a Grantee’s Service with the Company is terminated for Cause or as a result of the Grantee’s Disability, death, Retirement, or by the Grantee without Good Reason, in each case, in accordance with the terms of the Change of Control Agreement.

(b) Vesting of Non-Assumed/Non-Substituted RSUs upon Change of Control. Notwithstanding Sections 2 and 4, in the event the Acquiror does not assume some or all of the Company’s obligations under this Agreement when the Change of Control is consummated and/or substitute substantially equivalent awards for the Acquiror’s securities for some or all of the RSUs outstanding under this Agreement when the Change of Control is consummated, then any unearned or unvested portion of the RSUs shall be immediately deemed earned and vested in full immediately prior to the consummation of the Change of Control. The earning and/or vesting of RSUs that is permissible solely by reason of this Section 5(b) shall be conditioned upon the consummation of the Change of Control. Unless otherwise provided by the Board, any RSUs that are neither (i) assumed by or substituted for by the Acquiror in connection with the Change of Control nor (ii) vested in connection with the consummation of the Change of Control shall terminate and cease to be outstanding effective as of the consummation of the Change of Control.

(c) Tender Offer. Notwithstanding anything in this Agreement to the contrary, the Committee, in its discretion may accelerate vesting of all or any portion of the RSUs so that the shares of Common Stock issuable upon such vesting can be tendered in response to a tender offer for, or a request or invitation to tender of, greater than fifty percent (50%) of the outstanding Common Stock of the Company.

6. Restrictive Covenants. Grantee and the Company are parties to that certain Employment Agreement dated May 20, 2010, which includes provisions in Sections 10, 11 and 12 thereof that restrict or prohibit Grantee from engaging in certain activities (the “Restrictive Covenants”). Grantee agrees that if Grantee violates any provision of such Restrictive Covenants, then (i) all unvested RSUs shall immediately become null and void, and (ii) any shares of Common Stock issued upon vesting of any RSUs within one (1) year prior to or within one (1) year after the date on which such violation occurred, along with any shares of Common Stock or other deferred compensation credited pursuant to Section 2(b) upon vesting of any RSUs within one (1) year prior to or within one (1) year after the date on which such violation occurred shall immediately become null and void (collectively, the “Forfeited Shares”). Grantee hereby agrees that upon demand from the Company within one (1) year after the later of termination of Grantee’s Service with the Company or discovery of the violation, (A) Grantee shall pay to the Company an amount equal to the proceeds Grantee has received from any sales or distributions of Forfeited Shares, and (B) if Grantee still holds all or any part of the Forfeited Shares at the time the Company makes such demand, Grantee shall either (1) deliver to the Company all such unsold Forfeited Shares or (2) pay to the Company the aggregate Fair Market Value of such Forfeited Shares as of the date of issuance of the Forfeited Shares. By accepting this Agreement and the RSUs granted hereby, Grantee agrees that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company. To the extent that Grantee owes the Company under this Section 6, by accepting this Agreement, Grantee consents to deductions from time to time from any amounts the Company owes Grantee (x) from amounts that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (including amounts owed to Grantee as wages or other compensation) and/or (y) from amounts that constitute “nonqualified deferred compensation” to the extent permitted by Code Section 409A (currently $5,000). Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Grantee owes pursuant to this Section 6, Grantee hereby agrees to pay immediately the unpaid balance to the Company.

7. Transferability. The RSUs granted pursuant to this Agreement (a) may not be transferred for value or in violation of any stock ownership or stock retention guidelines or policies adopted by the Company from time to time, and (b) are not transferable or assignable by the Grantee except (i) by will or the laws of descent and distribution, or (ii) pursuant to a Qualified Domestic Relations Order.

8. Tax Withholding; Other Deductions.

(a) General. The Company’s obligation to deliver shares of Common Stock under this Agreement shall be subject to the Grantee’s satisfaction of all applicable federal, state, local, and foreign income and payroll tax withholding requirements. Grantee agrees to make appropriate arrangements with the Company for the satisfaction of any applicable federal, state, local, and foreign income and payroll tax withholding or similar requirements, including the payment to the Company at the time of vesting of any RSUs of all such taxes and the satisfaction of all such requirements. If tax withholdings are to be transmitted to the Company and are not timely received by the Company in order to satisfy its withholding obligation, the Company may withhold a portion of the shares of Common Stock that would otherwise be issued to the Grantee on the Issue Date, sell such shares, and use the proceeds from such shares to satisfy the Company’s minimum withholding obligations.

(b) Shares to Pay for Withholding. In connection with the receipt of shares of Common Stock upon vesting of RSUs, the Committee may, in its discretion and in accordance with the provisions of this Section 8(b) and such supplemental rules as it may from time to time adopt (including any applicable safe-harbor provisions of Rule 16b-3 under the Exchange Act), provide the Grantee with the right to use shares of Common Stock (including shares of Common Stock attributable to vested RSUs, which have not yet been issued) with a Fair Market Value not exceeding the amount necessary to satisfy the withholding obligations of the Company based on the minimum applicable statutory withholding rates for federal, state, local, and foreign income tax and payroll tax purposes (“Taxes”). Such right may be provided to the Grantee in either or both of the following formats:

(i) Stock Withholding. The Grantee may be provided with the election to have the Company withhold, from the shares of Common Stock otherwise issuable on the Issue Date for any RSU, a portion of those shares of Common Stock with an aggregate Fair Market Value equal to the percentage of the applicable Taxes (not to exceed one hundred percent (100%) of the minimum statutory withholding obligations), as designated by the Grantee.

(ii) Stock Delivery. The Committee may, in its discretion, provide the Grantee with the election to deliver to the Company, on the Issue Date for any RSU, one (1) or more shares of Common Stock previously acquired by the Grantee (other than pursuant to the transaction triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes incurred in connection with such vesting of RSUs (not to exceed one hundred percent (100%) of the minimum statutory withholding obligations), as designated by the Grantee.

9. Adjustment of Shares. Notwithstanding anything contained herein to the contrary, the number and type of shares of Common Stock issuable upon vesting of RSUs subject to this Agreement shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Company in the manner set forth in Section 19(a) of the Plan. If the Company is the surviving entity in any merger or consolidation as described in Section 19(c) of the Plan, the RSUs granted herein shall pertain to and apply to the number and type of securities of the surviving entity to which a holder of the number of shares of Common Stock subject to such RSUs would have been entitled if such RSUs had vested in full immediately prior to such merger or consolidation.

10. Rights as Stockholder. Except as provided in the remainder of this Section 10, the Grantee shall not be entitled to any of the rights of a stockholder with respect to the RSUs (including the right to vote any shares issuable upon vesting of such RSUs) unless and until the certificate for shares of Common Stock issuable upon an applicable Issue Date (or other evidence of ownership as may be permitted by the Bylaws) are issued. Notwithstanding the foregoing, if the Company pays a cash dividend on its Common Stock while the RSUs are still outstanding (i.e., before shares of Common Stock have been issued upon vesting of any RSUs), cash dividends on the underlying shares of Common Stock shall be accrued and paid to the Grantee at such time as the underlying RSUs vest and are issued as shares of Common Stock.

11. No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the Service of the Company (or any Parent or Subsidiary employing or retaining the Grantee) for any period of time or to interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Grantee) or the Grantee, which rights are hereby expressly reserved by each, to terminate the Service of Grantee at any time for any reason whatsoever, with or without Cause.

12. Limitation on Liability of the Company.

(a) If the number of shares of Common Stock covered by this Agreement (individually, or in combination with other Awards granted under the Plan) exceeds, as of the Grant Date, the number of shares of the Company’s Common Stock that may be issued under the Plan without stockholder approval, then this Agreement shall be void with respect to such excess shares unless the Company obtains stockholder approval of an amendment to the Plan increasing the number of shares of Common Stock issuable under the Plan prior to the Vesting Date(s) with respect to such excess shares.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any shares of Common Stock pursuant to this Agreement shall relieve the Company of any liability with respect to the non-issuance of the shares of Common Stock as to which such approval shall not have been obtained.

13. Compliance with Laws and Regulations; Securities Matters.

(a) The issuance of the shares of Common Stock upon vesting of any RSUs pursuant to this Agreement shall be subject to compliance by the Company and the Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange or trading market on which the shares of Common Stock may be listed at the time of such issuance. Notwithstanding any of the other provisions of this Agreement or of the Plan, the Grantee agrees that the Company will not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance of such shares of Common Stock would constitute a violation by the Grantee or by the Company of any provision of any law or regulation of any governmental authority or national securities exchange or trading market on which the Common Stock is then listed or traded. The Company, in its sole discretion, may defer the effectiveness of any Vesting Date in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Grantee in writing of its decision to defer the effectiveness of such Vesting Date. In connection with the issuance of shares of Common Stock upon vesting of any RSUs, the Grantee shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with applicable requirements of federal and state securities laws.

(b) The Company may issue shares of Common Stock upon the vesting of RSUs under this Agreement only if (i) the shares of Common Stock that are to be issued are registered under the Securities Act and any and all other applicable securities laws, or (ii) the Company, upon advice of counsel, determines that the issuance of such shares of Common Stock is exempt from registration requirements.

(c) The Grantee acknowledges and agrees that the Company is under no obligation to register, under the Securities Act or any other applicable securities laws, any of the shares of Common Stock to be issued to the Grantee upon vesting of any RSUs or to take any action that would make available any exemption from registration. The Grantee further acknowledges and agrees that if the shares of Common Stock to be issued to the Grantee upon the vesting of any RSUs have not been registered under the Securities Act and all other applicable securities laws, those shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act and must be held indefinitely without any transfer, sale or other disposition unless (i) the shares are subsequently registered under the Securities Act and all other applicable securities laws, or (ii) the Grantee obtains an opinion of counsel that is satisfactory in form and substance to counsel for the Company that the shares may be sold in reliance on an exemption from registration requirements. In the event that the shares to be issued upon vesting of any RSUs are “restricted securities,” the certificate(s) representing the shares of Common Stock issued upon such vesting will be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on the sale or transfer of such shares and the stock transfer records of the Company will reflect stop- transfer instructions with respect to such shares.

14. Notices; Deliveries. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company, in care of its Secretary, at its principal office at 9221 East Via de Ventura Drive, Scottsdale, Arizona 85258. Any notice to be given or delivered to the Grantee shall be in writing and addressed to him at the address given by him beneath his signature hereto. Either party hereto may hereafter designate a different address in writing to the other party. Any notice shall be deemed to have been given or delivered (a) upon personal delivery; or (b) upon receipt of facsimile transmission; or (c) one business day after deposit with a nationally recognized overnight courier for overnight delivery; or (d) three business days after deposit in the U.S. mail, first class postage prepaid, and properly addressed to the party to be notified.

15. Disputes. As a condition of the granting of the RSUs, Grantee, his heirs and successors, or permitted transferees agree that (a) any dispute or disagreement that may arise hereunder shall be determined by the Committee in its sole discretion and judgment, (b) all decisions of the Committee with respect to any questions or issues arising under the Plan or under this Agreement shall be conclusive on all persons having an interest in the RSUs, and (c) any such determination and any interpretation by the Committee of the terms of the Plan and this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company and upon the Grantee, his heirs, personal representatives, and permitted transferees.

16. RSUs Subject to Plan. The Grantee acknowledges that he has received and carefully reviewed a copy of the Plan on or prior to the Grant Date. This Agreement and the RSUs evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. Unless otherwise explicitly stated herein, in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail under all circumstances.

17. Code Section 409A. To the extent that the RSUs are a Section 409A Award, the Company and the Grantee intend that this Agreement and the RSUs shall comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Therefore, the Company shall not make any changes or adjustments to this Agreement or the RSUs that is not in accordance with the requirements of Code Section 409A without the express written consent of the Grantee. If the RSUs are not a Section 409A Award then, notwithstanding any other provision in the Plan, the Company shall take no action that causes this Agreement or the RSUs to become a Section 409A Award without the express written consent of the Grantee.

18. Recoupment. All awards under this Agreement are limited by and in all respects subject to any compensation recovery, recoupment, equity retention or similar plans or policies that the Company may enact from time to time and, without limiting the foregoing, all RSUs granted hereunder are subject to recoupment, forfeiture or modification (in whole or in part) in accordance with the terms of any such plans or policies, regardless of whether such plans or policies are currently in effect or may be implemented and/or modified subsequent to the date of this Agreement.

19. Miscellaneous.

(a) Nothing herein contained shall affect Grantee’s right to participate in and receive benefits from and in accordance with the then-current provisions of any employee pension, welfare, or fringe benefit plan or program of the Company.

(b) Whenever the term “Grantee” is used herein under circumstances applicable to any other person or persons to whom the RSUs, in accordance with the provisions of this Agreement or the Plan, may be transferred, the word “Grantee” shall be deemed to include such person or persons. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(c) If any provision of this Agreement or of the Plan would disqualify the Agreement or the Plan under Rule 16b-3 promulgated under the Exchange Act, or would not otherwise comply with Rule 16b-3, such provision shall be construed or deemed amended to conform to Rule 16b-3, to the extent permitted by applicable law and deemed advisable by the Board.

(d) This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, administrators, successors, or permitted assigns.

(e) The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Arizona, notwithstanding any Arizona or other conflicts of law principles to the contrary.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and Grantee have executed and delivered this Agreement as of the date first above written, which date is the Grant Date of the RSUs.

RURAL/METRO CORPORATION,
a Delaware corporation

By:	/s/ Conrad A. Conrad

Printed Name:	Conrad A. Conrad

Title:	Chairman of the Board

GRANTEE

/s/ Michael P. DiMino
Michael P. DiMino

Address:

SCHEDULE A

PERFORMANCE GOAL(S)

The performance criteria below must be achieved no later than the first anniversary of the grant date of the initial grant of restricted stock units (RSUs) awarded to Michael DiMino, as a condition of vesting of the RSU grant. Achievement shall be determined in the discretion of the Board of Directors.

•

Prepare and secure board approval for an updated strategic plan for the Company by orchestrating an ongoing planning process which produces an updated corporate vision and updated mid- and long-term business objectives (including a profitable revenue growth plan).

•

Building on recent Company initiatives, refine the optimal blend between standardization and centralization of certain activities and independence, tailoring and decentralization of others and develop an action plan to move Rural/Metro toward that blend.

•

Review recent modifications to the Company’s organizational structure that details the organization’s personnel needs as a function of the company’s strategic and operating plans, and recommend enhancements as appropriate. Implement an action plan to address important vacancies within that plan.

•	Develop an action plan for retention of senior management personnel through the current transition of management responsibilities.

•

Partnering with the Chief Financial Officer and Managing Director of Investor Relations & Corporate Communications, review recent initiatives to build a broader and stronger set of relationships with target institutional investors, the broader investor community and stock market analysts, and update as appropriate. Refine the Rural/Metro “story” for key external constituents, most notably the investor and analyst community.

SCHEDULE B

VESTING SCHEDULE

Provided that performance goal set forth on Schedule A is met:

Vesting Date	Number of Units Vested

First (1st) Year Anniversary of Grant Date	9,127
Second (2nd) Year Anniversary of Grant Date	9,128
Third (3rd) Year Anniversary of Grant Date	9,128